EXHIBIT 5.1

OPINION OF COUNSEL

K&L Gates LLP
599 Lexington Avenue
New York, NY 10016
(212) 536-3900
April 23, 2014

Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

Ladies and Gentlemen:

We have acted as counsel to Sterling Construction Company, Inc. ("Sterling") in connection with a registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), relating to possible offerings from time to time by Sterling of (i) its common stock, par value $0.01 per share ("Common Stock"); (ii) its preferred stock, par value $0.01 per share ("Preferred Stock"); (iii) depositary shares representing shares of its stock ("Depositary Shares"); (iv) its debt securities (which may be issued in one or more series) to be issued under one or more indentures to which Sterling is a party (an “Indenture”) and supplemental indentures executed as contemplated by one or more of the Indentures ("Debt Securities"); (v) warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares, Debt Securities or units consisting of two or more of those types of securities ("Warrants"), and (vi) units consisting of two or more of those types of securities ("Units") (collectively, the Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants and Units are referred to as the "Securities").

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.           When the Board of Directors of Sterling authorizes the issuance of authorized but unissued Common Stock or the sale of Common Stock held as treasury shares and in accordance with that authorization that Common Stock is (i) sold for at least its par value as contemplated in the Registration Statement or (ii) issued on exercise of a right to convert Debt Securities or Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Common Stock will be legally issued, fully paid and non-assessable.

2.           When the Board of Directors of Sterling authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of Sterling’s Certificate of Incorporation relating to the issuance of Preferred Stock and, in accordance with that authorization, Preferred Stock is (i) sold for at least its par value as contemplated in the Registration Statement or (ii) issued on conversion of Debt Securities or other series of Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and non-assessable.

3.           When the Board of Directors of Sterling authorizes the creation and sale of Depositary Shares representing interests in shares of a particular class or series of Sterling’s stock and in accordance with that authorization those Depositary Shares are (i) sold for at least the par value of the stock as contemplated in the Registration Statement or (ii) issued on conversion of Debt Securities or other series of Preferred Stock, or exercise of Warrants, which are sold for more than the par value of the stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, the shares of Sterling stock to which those Depositary Shares relate will be legally issued, fully paid and non-assessable and will entitle the holders of those Depositary Shares to the rights specified in the deposit agreement relating to the Depositary Shares or in the Depostary Shares themselves.

4.           When the Board of Directors of Sterling authorizes the creation of one or more series of Debt Securities and in accordance with that authorization and with the applicable Indenture or supplemental indenture, those Debt Securities are (i) sold as contemplated in the Registration Statement or (ii) sold upon exercise of Warrants which are issued as contemplated in the Registration Statement, and the interest on those Debt Securities is set at a rate which does not violate applicable law, those Debt Securities will constitute valid and legally binding obligations of Sterling.

5.           When the Board of Directors of Sterling authorizes the issuance of Warrants which provide for the issuance of Securities upon payment of consideration equal at least to the par value of the Securities being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of Sterling.

6.           When the Board of Directors of Sterling authorizes the issuance of Units and, in accordance with that authorization, those Units are issued for consideration at least equal to the par value of any Common Stock or Preferred Stock included in those Units or issuable on conversion or exercise of any Debt Securities or Warrants included in those Units, (i) the Common Stock or Preferred Stock, if any, included in those Units will be legally issued, fully paid and non-assessable, (ii) assuming the interest on any Debt Securities included in the Units is set at a rate that does not violate applicable law, those Debt Securities will be valid and legally binding obligations of Sterling, (iii) assuming the provisions of any Warrants included in the Units do not violate applicable law, those Warrants will be valid and legally binding obligations of Sterling, and (iv) any agreements of Sterling relating to the terms of the Units that are authorized by the Board of Directors of Sterling will be valid and legally binding obligations of Sterling.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ K&L Gates LLP